As filed with the Securities and Exchange Commission on November 14, 2003

Registration No. 333-108483

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

to
FORM S-1
on
FORM S-3*

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALKERMES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2472830 (I.R.S. Employer Identification No.)

88 Sidney Street
Cambridge, Massachusetts 02139
(617) 494-0171
(Address, including zip code, and telephone
number, including area code,
of registrant’s principal executive offices)

Richard F. Pops, Chief Executive Officer
Alkermes, Inc.
88 Sidney Street, Cambridge, Massachusetts 02139
(617) 494-0171
(Name, address, including zip code, and telephone
number, including area code,
of agent for service)

Copies to:

Jennifer L. Miller, Esq.
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
(215) 665-8500

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
		maximum		maximum
Title of each class of	Amount to be	offering price		aggregate	Amount of
Securities to be registered	registered	per unit		offering price	registration fee

2 1/2% Convertible Subordinated Notes due 2023	$125,000,000	100%	(1)(2)	$125,000,000	$10,113	(3)
Common Stock, par value $.01 per share	11,133,603 shares(4)	--	(5)	-- (5)	--	(5)

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933.

(2)	Exclusive of accrued interest, if any.

(3)	Previously paid.

(4)	This number represents 9,025,275 shares of common stock, issuable upon conversion of the Notes, or, if the 2 1/2% Convertible Subordinated Notes are not converted, and we exercise our right to repurchase the 2 1/2% Convertible Subordinated Notes for stock, 10,627,530 shares of common stock, which may be issuable upon a repurchase event, and 506,073 shares of common stock which may be issuable to satisfy the three-year interest make-whole payment. For purposes of estimating the number of shares of common stock to be included upon conversion of the notes, Alkermes, Inc. calculated the number of shares issuable upon conversion of the notes based on a conversion price of $13.85 per share (equivalent to 72.2022 shares of common stock for each $1,000 principal amount of the notes), upon repurchase of the notes based on an estimated market value of $13.00 and upon satisfaction of the three-year interest make-whole obligation at an estimated market value of $19.00. In addition, the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, include an indeterminate number of shares of common stock issuable upon conversion or repurchase of the notes and satisfaction of the three-year interest make-whole payment, as this amount may be adjusted as a result of stock splits, stock dividends and antidilution provisions.

(5)	No additional consideration will be received for the common stock and, therefore, no registration fee is required pursuant to Rule 457(i).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

*EXPLANATORY NOTE

     This Post-Effective Amendment No. 3 to Form S-1 on Form S-3 is being filed to convert the Registration Statement on Form S-1 (No. 333-108483) into a Registration Statement on Form S-3.

PROSPECTUS

Alkermes, Inc.

$125,000,000 2 1/2% Convertible Subordinated Notes due 2023
11,133,603 Shares of Common Stock

     The selling securityholders named in this prospectus or in prospectus supplements may offer and sell the notes and the common stock issued upon conversion or repurchase of the notes or issued to satisfy the three-year interest make-whole obligation with this prospectus. We will not receive any of the proceeds from sales of these securities by the selling securityholders.

     The notes are convertible at any time prior to maturity into common stock at a conversion price of $13.85 per share, subject to adjustment upon certain events.

     Interest is payable on each March 1 and September 1, beginning March 1, 2004. The notes mature on September 1, 2023. The notes are subordinated to our senior indebtedness and structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

     We may redeem some or all of the notes on or after September 6, 2006 at the declining redemption prices listed in this prospectus, plus accrued but unpaid interest. At any time prior to maturity, we may elect to automatically convert the notes if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days during any 30-day trading period, ending within five trading days prior to the notice of automatic conversion. If we elect to automatically convert your notes on or prior to September 1, 2006, we will pay additional interest in cash or, at our option, in common stock, equal to three full years of interest on the converted notes, less any interest actually paid or provided for on the notes prior to automatic conversion. You have the option to require us to repurchase any notes held by you in the event of a repurchase event at a repurchase price equal to 105% of the principal amount of the notes plus accrued and unpaid interest, which we may pay in cash or, at our option, in common stock. You also have the option to require us to repurchase for cash any note held by you on September 1, 2008, 2013 and 2018 at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.

     The notes, issued in denominations of $1,000, are currently eligible for trading on the Portal Market of the Nasdaq Stock Market. Our common stock is traded on the Nasdaq National Market under the symbol “ALKS.” On November 11, 2003 the last sale price of our common stock, as reported on the Nasdaq National Market, was $11.76 per share.

     The selling securityholders may sell their securities from time to time on the Nasdaq National Market or otherwise. They may sell the securities at prevailing market prices or at prices negotiated with purchasers. The selling securityholders will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts cannot be known now because they will be negotiated at the time of the sales. We will pay all registration expenses.

Investing in the securities offered by this prospectus involves a high degree of risk.

See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 14, 2003

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. References to “we,” “us” and “our” refer to Alkermes, Inc. and its subsidiaries in this prospectus unless otherwise specified.

SUMMARY
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
BOOK-ENTRY SYSTEM — THE DEPOSITORY TRUST COMPANY
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION FOR THE RESALE OF THE SECURITIES
LEGAL MATTERS
EXPERTS
PART II
SIGNATURES
EXHIBIT INDEX
EX-12.1 COMPUTATION OF RATIO OF EARNINGS
EX-23.1 CONSENT OF DELOITTE & TOUCHE LLP
EX-23.2 CONSENT OF ERNST & YOUNG LLP

i

SUMMARY

     This summary does not contain all of the information you should consider before investing in our notes or any shares of common stock issuable upon conversion or repurchase of the notes or upon satisfaction of the three-year interest make-whole obligation. You should read this entire prospectus carefully. Unless otherwise indicated, “we,” “us,” “our,” “Alkermes” and similar terms refer to Alkermes, Inc. and its subsidiaries.

Our Business

     Alkermes, Inc., a Pennsylvania corporation organized in 1987, is an emerging pharmaceutical company developing products based on applying its proprietary drug delivery technologies. Our areas of focus include: controlled, extended-release of injectable drugs using our ProLease® and Medisorb® delivery systems and the development of inhaled pharmaceuticals based on our proprietary Advanced Inhalation Research, Inc. (“AIR®”) pulmonary delivery system. Our product development strategy is twofold. We partner our proprietary technology systems and drug delivery expertise with several of the world’s finest pharmaceutical companies and we also develop novel, proprietary drug candidates for our own account. We have a broad pipeline of products and product candidates including two marketed products and several product candidates at various stages of clinical development. In addition to our Cambridge, Massachusetts headquarters, research and manufacturing facilities, we operate research and manufacturing facilities in Ohio.

     Our principal executive offices are located at 88 Sidney Street, Cambridge, Massachusetts 02139 and our telephone number is (617) 494-0171.

     Alkermes®, the Alkermes logo, ProLease®, Medisorb®, AIR® and Vivitrex® are registered trademarks of Alkermes, Inc. Nutropin Depot® is a registered trademark of Genentech, Inc. RISPERDAL® is a registered trademark, and Risperdal Consta™ is a trademark, of Janssen Pharmaceutica Products, LP.

Securities to be Offered

     We issued and sold $100 million and $25 million aggregate principal amount of the notes in August and September 2003, respectively, to the initial purchaser in a transaction that was exempt from the registration requirements imposed by the Securities Act of 1933. The initial purchaser reasonably believed that the persons to whom it resold the notes were “qualified institutional buyers” as defined in Rule 144A under the Securities Act.

Securities offered	$125,000,000 principal amount of 2 1/2% Convertible Subordinated Notes due 2023. 9,025,275 shares of common stock, issuable upon conversion of the 2 1/2% Convertible Subordinated Notes, or, if the 2 1/2% Convertible Subordinated Notes are not converted, and we exercise our right to repurchase the 2 1/2% Convertible Subordinated Notes for stock, 10,627,530 shares of common stock, which may be issuable upon a repurchase event, assuming a market value of the common stock of $13.00 per share, and 506,073 shares of common stock which may be issuable to satisfy the three-year interest make-whole payment, assuming a market value of the common stock of $19.00 per share.

Interest	Interest is payable at the rate of 2 1/2% per year on each March 1 and September 1 beginning on March 1, 2004.

Maturity date	September 1, 2023

Conversion	The notes are convertible at the option of the holder at any time prior to maturity into common stock at a conversion price of $13.85 per share, subject to adjustment upon certain events.

Auto-conversion	We may elect to automatically convert some or all of the notes on or prior to maturity if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days during any 30-day trading period, ending within five trading days prior to the notice of automatic conversion. During the two-year period after the issue date of the notes, we may automatically convert the notes only if a registration statement has been declared effective prior to the date of the notice of automatic conversion and such registration statement remains effective on the date of automatic conversion.

Interest make-whole provisions during first three years upon auto-conversion

If an automatic conversion occurs on or prior to September 1, 2006, we will pay additional interest in cash or, at our option, in common stock, equal to three full years of interest on the converted notes, less any interest actually paid or provided for on the notes prior to automatic conversion. If we elect to pay the additional interest in common stock, the shares of common stock will be valued at 97.5% of the average closing price of our common stock for the five trading days immediately preceding the second trading day prior to the conversion date.

Optional redemption	We may redeem some or all of the notes on or after September 6, 2006 at the declining redemption prices listed in this offering memorandum, plus accrued and unpaid interest.

Repurchase at the option of the holder
You may require us to repurchase the notes for cash on September 1, 2008, September 1, 2013 and September 1, 2018 at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.

Repurchase at the option of the holder upon a repurchase event	You may require us to repurchase your notes upon a repurchase event in cash, or, at our option, in common stock, at 105% of the principal amount of the notes, plus accrued and unpaid interest.

Ranking	The notes are subordinated to our senior indebtedness. As of September 30, 2003, we had approximately $460,000 of senior indebtedness outstanding. The indenture for the notes does not limit our ability to incur additional indebtedness, senior or otherwise.

Trading	The notes are eligible for trading in the PORTAL Market. Our common stock is traded on the NASDAQ National Market under the symbol “ALKS.”

RISK FACTORS

     You should carefully consider the risks described below before you decide to buy the notes or any shares of common stock issuable upon conversion or repurchase of the notes or upon satisfaction of the three-year interest make-whole obligation. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, they could materially adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock and the notes could decline.

Risks Related to Alkermes

Our products or product candidates may not generate significant revenues.

     Even if a product receives regulatory approval for commercial use, the revenues received or to be received from the sale of such products may not be significant and will depend on numerous factors outside of our control, including, in many instances, our collaborators’ decisions on the timing of product launches, pricing and discounting, the reliance on third-party marketing partners outside the United States, the market size for the product, the reaction of companies that market competitive products and general market conditions. In addition, if certain volume levels are not achieved, the costs to manufacture our products may be higher than anticipated.

Risperdal Consta

     On October 29, 2003 J&J PRD received a letter from the FDA approving Risperdal Consta for sale in the U.S. for the treatment of schizophrenia. The success of launch in the U.S. is uncertain and the revenues received from the sale of Risperdal Consta may not be significant and each depend on numerous factors outside of our control, including those outlined above. In addition, the costs to manufacture Risperdal Consta may be higher than anticipated if certain volume levels are not achieved. If Risperdal Consta does not produce significant revenues or if the manufacturing costs are higher than anticipated, our business, results of operations and financial condition would be materially adversely affected.

Vivitrex

     We are currently conducting a Phase III clinical trial in alcohol-dependent patients testing the safety and efficacy of repeat doses of Vivitrex, an injectable extended-release formulation of naltrexone. Our proprietary product candidate, Vivitrex, was tested in a small number of patients in early clinical trials and there can be no assurance that the Phase III clinical trial will produce results sufficient to obtain regulatory approvals. Even if the Phase III clinical trial is successful and we submit an NDA to the FDA for Vivitrex, there can be no assurance that the FDA will accept our data or that the NDA will be approved. We are relying on data from the original approval of oral naltrexone under Section 505(b)(2) of the U.S. Food, Drug and Cosmetic Act. While we believe only one Phase III efficacy study will be required for approval, the FDA will require that additional safety data be collected on Vivitrex’s long-term use before approval. Even if an NDA is approved, we will have to market Vivitrex ourselves or enter into co-promotion or sales and marketing arrangements with other companies. We currently have no sales force or any marketing experience and arrangements with other companies will result in dependence on such other companies for revenues. In either event, a market for Vivitrex may not develop as expected. There are manufacturing risks that come with the manufacture of Vivitrex. See “Our manufacturing experience is limited.” In addition, naltrexone is made using controlled substances and, therefore, we may be unable to obtain commercial-quantity supplies of pharmaceutical grade naltrexone on commercially reasonable terms.

We rely heavily on collaborative partners.

     Our arrangements with collaborative partners are critical to our success in bringing our products and product candidates to the market and promoting such marketed products profitably. We rely on these parties in various respects, including to conduct preclinical testing and clinical trials, to provide funding for product candidate development programs, raw materials, product forecasts, and sales and marketing services, or to participate actively in the regulatory approval process. Most of our collaborative partners can terminate their agreements with us for no reason and on limited notice. We cannot guarantee that any of these relationships will continue. Failure to make or maintain these arrangements or a delay in a collaborative partner’s performance may materially adversely affect our business and financial condition.

     We cannot control our collaborative partners’ performance or the resources they devote to our programs. Consequently, programs may be delayed or terminated or we may have to use funds, personnel, laboratories and other resources that we have not budgeted. A program delay or termination or unbudgeted use of our resources may materially adversely affect our business and financial condition.

     Disputes may arise between us and a collaborative partner and may involve the issue of which of us owns the technology that is developed during a collaboration or other issues arising out of the collaborative agreements. Such a dispute could delay the program on which the collaborative partner or we are working. It could also result in expensive arbitration or litigation, which may not be resolved in our favor.

     A collaborative partner may choose to use its own or other technology to develop a way to deliver its drug and withdraw its support of our product candidate.

     Our collaborative partners could merge with or be acquired by another company or experience financial or other setbacks unrelated to our collaboration that could, nevertheless, adversely affect us.

     None of our drug delivery systems can be commercialized as stand-alone products but must be combined with a drug. To develop any new proprietary product candidate using one of these drug delivery systems, we must obtain the drug substance from another party. We cannot assure you that we will be able to obtain any such drug substance on reasonable terms, if at all.

Our delivery technologies or product development efforts may not produce safe, efficacious or commercially viable products.

     Many of our product candidates require significant additional research and development, as well as regulatory approval. To be profitable, we must develop, manufacture and market our products, either alone or by collaborating with others. It can take several years for a product candidate to be approved and we may not be successful in bringing additional product candidates to the market. A product candidate may appear promising at an early stage of development or after clinical trials and never reach the market, or it may reach the market and not sell, for a variety of reasons. The product candidate may:

•	be shown to be ineffective or to cause harmful side effects during preclinical testing or clinical trials;

•	fail to receive regulatory approval on a timely basis or at all;

•	be difficult to manufacture on a large scale;

•	be uneconomical;

•	not be prescribed by doctors or accepted by patients;

•	fail to receive a sufficient level of reimbursement from government or third-party payors; or

•	infringe on proprietary rights of another party.

     If our delivery technologies or product development efforts fail to generate product candidates that lead to the successful development and commercialization of products, if our collaborative partners decide not to pursue our product candidates or if new products do not perform as anticipated, our business and financial condition will be materially adversely affected.

Our manufacturing experience is limited.

     We currently manufacture Risperdal Consta, Nutropin Depot and all of our product candidates. The manufacture of drugs for clinical trials and for commercial sale is subject to regulation by the FDA under current good manufacturing practices (cGMP) regulations and by other regulators under other laws and regulations. We have manufactured product candidates for use in clinical trials but have limited experience manufacturing products for commercial sale. We cannot assure you that we can successfully manufacture our products under current good manufacturing practices (cGMP) regulations or other laws and regulations in sufficient quantities for commercial sale, or in a timely or economical manner.

     Our manufacturing facilities in Massachusetts and Ohio require specialized personnel and are expensive to operate and maintain. Any delay in the regulatory approval or market launch of product candidates to be manufactured in these facilities will require us to continue to operate these expensive facilities and retain specialized personnel, which may increase our expected losses.

     We have a number of manufacturing facilities, including current good manufacturing practices (cGMP) facilities for Risperdal Consta, Nutropin Depot and facilities for future ProLease product candidates, Medisorb product candidates and AIR pulmonary drug delivery product candidates. We have recently completed expansion of our facility in Ohio for Risperdal Consta and our Medisorb technology product candidates (including Vivitrex) and construction of a facility in Chelsea, Massachusetts for our AIR technology product candidates and both facilities are currently being validated. Validation is a lengthy process that must be completed before we can manufacture under cGMP guidelines.

     To date, the FDA has inspected and approved our manufacturing facility for Nutropin Depot and inspected our manufacturing facility for Risperdal Consta and issued an approvable letter. In addition, a European regulatory body has approved the Ohio facility for the commercial manufacture of Risperdal Consta. We cannot guarantee that the FDA or foreign regulatory agencies will approve any of the other facilities or, once they are approved, that such facilities will remain in compliance with current good manufacturing practices (cGMP) regulations.

     The manufacture of pharmaceutical products is a highly complex process in which a variety of difficulties may arise from time to time. We may not be able to resolve any such difficulties in a timely fashion, if at all. We are currently the sole manufacturer of Risperdal Consta and Nutropin Depot. If anything were to interfere with the continuing manufacturing operations in either of these facilities, it could materially adversely affect our business and financial condition.

     If more of our product candidates progress to mid- to late-stage development, we will incur significant expenses in the expansion and/or construction of manufacturing facilities and increases in personnel in order to manufacture product candidates. The development of a commercial-scale manufacturing process is complex and expensive. We cannot assure you that we have the necessary funds or that we will be able to develop this manufacturing infrastructure in a timely or economical manner, or at all.

     Currently, many of our product candidates, including Vivitrex, are manufactured in small quantities for use in clinical trials. We cannot assure you that we will be able to successfully scale-up the manufacture of each of our product candidates in a timely or economical manner, or at all. If any of these product candidates are approved by the FDA or other drug regulatory authorities for commercial sale, we will need to manufacture them in larger quantities. If we are unable to successfully scale-up our manufacturing capacity, the regulatory approval or commercial launch of such product candidate may be delayed or there may be a shortage in supply of such product candidate.

     If we fail to develop manufacturing capacity and experience, fail to continue to contract for manufacturing on acceptable terms, or fail to manufacture our product candidates economically on a commercial scale or in accordance with current good manufacturing practices (cGMP) regulations, our development programs will be materially adversely affected. This may result in delays in receiving FDA or foreign regulatory approval for one or more of our product candidates or delays in the commercial production of a product that has already been approved. Any such delays could materially adversely affect our business and financial condition.

Clinical trials for our product candidates are expensive and their outcome is uncertain.

     Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we or our partners must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. We have incurred, and we will continue to incur, substantial expense for, and devote a significant amount of time to, preclinical testing and clinical trials.

     Historically, the results from preclinical testing and early clinical trials have often not predicted results of later clinical trials. A number of new drugs have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Our proprietary product candidate, Vivitrex, was tested in a small number of patients in early clinical trials and there can be no assurance that our ongoing Phase III clinical trial for this product candidate will produce results sufficient to obtain regulatory approval. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including changes in regulatory policy during the period of product development.

     Clinical trials conducted by us, by our collaborative partners or by third parties on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for our product candidates. Regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates.

     Clinical trials of each of our product candidates involve a drug delivery technology and a drug. This makes testing more complex because the outcome of the trials depends on the performance of technology in combination with a drug.

     We have other product candidates in preclinical development. We or our collaborative partners have not submitted Investigational New Drug Applications, or INDs, or begun clinical trials for these product candidates. Preclinical and clinical development efforts performed by us may not be successfully completed. We may not file further INDs. We or our collaborative partners may not begin clinical trials as planned.

     Completion of clinical trials may take several years or more. The length of time can vary substantially with the type, complexity, novelty and intended use of the product candidate. The commencement and rate of completion of clinical trials may be delayed by many factors, including the:

•	potential delay by a collaborative partner in beginning the clinical trial;

•	inability to recruit clinical trial participants at the expected rate;

•	failure of clinical trials to demonstrate a product candidate’s safety or efficacy;

•	inability to follow patients adequately after treatment;

•	unforeseen safety issues;

•	inability to manufacture sufficient quantities of materials used for clinical trials; and

•	unforeseen governmental or regulatory delays.

     If a product candidate fails to demonstrate safety and efficacy in clinical trials, this failure may delay development of other product candidates and hinder our ability to conduct related preclinical testing and clinical trials. As a result of these failures, we may also be unable to find additional collaborative partners or to obtain additional financing. Our business and financial condition may be materially adversely affected by any delays in, or termination of, our clinical trials.

We may not recoup any of our $100 million investment in Reliant.

     In December 2001, we made a $100 million investment in Series C Preferred Units of Reliant in exchange for approximately a 19% interest in Reliant. Reliant is a privately held pharmaceutical company marketing branded, prescription pharmaceutical products to primary care physicians in the United States. Our investment in Reliant is illiquid and required us to take noncash charges based on Reliant’s net losses from its operations. We recorded equity losses of $100 million related to our Reliant investment from the date of our investment through March 31, 2003 and, as required under the equity method of accounting, our $100 million dollar investment was reduced to zero in the same time period. Since we have no further funding commitments to Reliant, we will not record any further share of Reliant’s losses in our consolidated statements of operations and comprehensive loss. We may not see any return on our $100 million investment.

We will need to spend substantial funds to become profitable.

     We will need to spend substantial amounts of money before we can be profitable, and there can be no assurance we will achieve profitability. The amount we will spend and when we will spend it depends, in part, on:

•	the progress of our research and development programs for proprietary and collaborative product candidates, including clinical trials;

•	the time and expense that will be required to pursue FDA or foreign regulatory approvals for our product candidates and whether such approvals are obtained;

•	the cost of building, operating and maintaining manufacturing and research facilities;

•	how many product candidates we pursue, particularly proprietary product candidates;

•	the time and expense required to prosecute, enforce and/or challenge patent and other intellectual property rights;

•	how competing technological and market developments affect our product candidates;

•	the cost of possible acquisitions of drug delivery technologies, compounds, product rights or companies; and

•	the cost of obtaining licenses to use technology owned by others for proprietary products and otherwise.

     If we require additional funds to complete any of our programs, we may seek funds through various sources, including debt and equity offerings, corporate collaborations, bank borrowings, arrangements relating to assets or other financing methods or structures. We will continue to pursue opportunities to obtain additional financing in the future. The source, timing and availability of any financings will depend on market conditions, interest rates and other factors. Our future capital requirements will also depend on many of the factors listed above. If we are unable to raise additional funds on terms that are favorable to us, we may have to cut back significantly on one or more of our programs, give up some of our rights to our technologies, product candidates or licensed products or agree to reduced royalty rates from collaborative partners.

We anticipate that we will incur substantial losses in the foreseeable future.

     We have had net operating losses since being founded in 1987. At September 30, 2003, our accumulated deficit was $507.6 million. These losses principally consisted of the costs of research and development, capital expenditures and general and administrative expenses, as well as noncash compensation costs and noncash charges related to our share of Reliant’s losses. We expect to incur substantial additional expenses over the next several years as our research and development activities, including clinical trials, increase and as we continue to manufacture products. In addition, we expect these costs to increase over prior years as we expand development of our collaborators’ and our own product candidates.

     Our future profitability depends, in part, on our ability to:

•	obtain and maintain regulatory approval for our products in the United States and in foreign countries;

•	enter into agreements to develop and commercialize products;

•	develop and expand our capacity to manufacture and market products or enter into agreements with others to do so;

•	obtain adequate reimbursement coverage for our products from insurance companies, government programs and other third party payors;

•	obtain additional research and development funding from collaborative partners or funding for our proprietary product candidates; and

•	achieve certain product development milestones.

     We may not achieve any or all of these goals and, thus, we cannot provide assurances that we will ever be profitable or achieve significant revenues. Even if we do achieve some or all of these goals, we may not achieve significant commercial success.

The FDA or foreign regulatory agencies may not approve our product candidates.

     Approval from the FDA is required to manufacture and market pharmaceutical products in the United States. Regulatory agencies in foreign countries have similar requirements. The process that pharmaceutical products must undergo to obtain this approval is extensive and includes preclinical testing and clinical trials to demonstrate safety and efficacy and a review of the manufacturing process to ensure compliance with current good manufacturing practices (cGMP) regulations. This process can last many years and be very costly and still be unsuccessful. FDA or foreign regulatory approval can be delayed, limited or not granted at all for many reasons, including:

•	a product candidate may not be safe or effective;

•	data from preclinical testing and clinical trials may be interpreted by the FDA or foreign regulatory agencies in different ways than we or our partners interpret it;

•	the FDA or foreign regulatory agencies might not approve our manufacturing processes or facilities;

•	the FDA or foreign regulatory agencies may change their approval policies or adopt new regulations;

•	a product candidate may not be approved for all the indications we or our partners request; and

•	the FDA may not agree with our or our partners’ regulatory approval strategies or components of our or our partners’ filings, such as clinical trial designs.

     For some product candidates, the drug used has not been approved at all or has not been approved for every indication it is targeting. Any delay in the approval process for any of our product candidates will result in increased costs that could materially adversely affect our business and financial condition.

     Regulatory approval of a product candidate is limited to specific therapeutic uses for which the product has demonstrated safety and efficacy in clinical testing. Approval of a product candidate could also be contingent on post-marketing studies. In addition, any marketed drug and its manufacturer continue to be subject to strict regulation after approval. Any unforeseen problems with an approved drug or any violation of regulations could result in restrictions on the drug, including its withdrawal from the market.

If and when approved, the commercial use of our products may cause unintended side effects or adverse reactions or incidence of misuse may appear.

     We cannot predict whether the commercial use of products (or product candidates in development, if and when they are approved for commercial use) will produce undesirable or unintended side effects that have not been evident in the use of, or clinical trials conducted for, such products (and product candidates)

to date. Additionally, incidents of product misuse may occur. These events, among others, could result in product recalls, product liability actions or withdrawals or additional regulatory controls.

Patent protection for our products is important and uncertain.

     The following factors are important to our success:

•	receiving and maintaining patent protection for our products and product candidates and for those of our collaborative partners;

•	maintaining our trade secrets;

•	not infringing the proprietary rights of others; and

•	preventing others from infringing our proprietary rights.

     Patent protection only provides rights of exclusivity for the term of the patent. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

     We know of several United States patents issued to third parties that relate to our product candidates. One of those third parties has asked us to compare our Medisorb technology to that third party’s patented technology. Another such third party has asked a collaborative partner to substantiate how our ProLease microspheres are different from that third party’s patented technology. The manufacture, use, offer for sale, sale or importing of any of these product candidates might be found to infringe the claims of these third party patents. A third party might file an infringement action against us. Our cost of defending such an action is likely to be high and we might not receive a favorable ruling.

     We also know of patent applications filed by other parties in the United States and various foreign countries that may relate to some of our product candidates if such patents are issued in their present form. If patents are issued to any of these applicants, we may not be able to manufacture, use, offer for sale or sell some of our product candidates without first getting a license from the patent holder. The patent holder may not grant us a license on reasonable terms or it may refuse to grant us a license at all. This could delay or prevent us from developing, manufacturing or selling those of our product candidates that would require the license.

     We try to protect our proprietary position by filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Because the patent position of pharmaceutical and biotechnology companies involves complex legal and factual questions, enforceability of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may not provide any protection against competitors. Our pending patent applications, together with those we may file in the future, or those we may license from third parties, may not result in patents being issued. Even if issued, such patents may not provide us with sufficient proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

     We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our collaborative partners, licensors, employees and consultants. Any of these parties may breach the agreements and disclose our confidential information or our competitors might learn of the information in some other way. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to, or independently developed by, a competitor, our business and financial condition could be materially adversely affected.

We are exposed to product liability claims and recalls.

     We may be exposed to liability claims arising from the commercial sale of our products, Nutropin Depot or Risperdal Consta, or the use of our product candidates in clinical trials and those awaiting regulatory approval. These claims may be brought by consumers, clinical trial participants, our collaborative partners or third parties selling the products. We currently carry product liability insurance coverage in such amounts as we believe are sufficient for our business. However, we cannot provide any assurance that this coverage will be sufficient to satisfy any liabilities that may arise. As our development activities progress and we continue to have commercial sales, this coverage may be inadequate; we may be unable to obtain adequate coverage at an acceptable cost or we may be unable to get adequate coverage at all. This could prevent or limit our commercialization of our product candidates or commercial sales of our products. Even if we are able to maintain insurance that we believe is adequate, our financial condition may be materially adversely affected by a product liability claim.

     Additionally, product recalls may be issued at our discretion or at the direction of the FDA, other government agencies or other companies having regulatory control for pharmaceutical product sales. We cannot assure you that product recalls will not occur in the future or that, if such recalls occur, such recalls will not adversely affect our business, financial condition or reputation.

We may not be successful in the development of products for our own account.

     In addition to our development work with collaborative partners, we are developing proprietary product candidates for our own account by applying drug delivery technologies to off-patent drugs. Because we will be funding the development of such programs, there is a risk that we may not be able to continue to fund all such programs to completion or to provide the support necessary to perform the clinical trials, obtain regulatory approvals or market any approved products on a worldwide basis. We expect the development of products for our own account to consume substantial resources. If we are able to develop commercial products on our own, the risks associated with these programs may be greater than those associated with our programs with collaborative partners.

If we are not able to develop new products, our business may suffer.

     We compete with other pharmaceutical companies, including large pharmaceutical companies with financial resources and capabilities substantially greater than our resources and capabilities, in the development of new products. We cannot assure you that we will be able to:

•	develop or successfully commercialize new products on a timely basis or at all; or

•	develop new products in a cost effective manner.

     Further, other companies may develop products or may acquire technology for the development of products that are the same as or similar to our platform technologies or the product candidates we have in development. Because there is rapid technological change in the industry and because other companies have more resources than we do, other companies may:

•	develop their products more rapidly than we can;

•	complete any applicable regulatory approval process sooner than we can; or

•	offer their newly developed products at prices lower than our prices.

     Any of the foregoing may negatively impact our sales of newly developed products. Technological developments or the FDA’s approval of new therapeutic indications for existing products may make our existing products or those product candidates we are developing obsolete or may make them more difficult to market successfully, any of which could have a material adverse effect on our business and financial condition.

Foreign currency exchange rates may affect revenue.

     To the extent that significant revenues from Risperdal Consta are derived from foreign countries, such revenues may fluctuate when translated to United States dollars as a result of changes in foreign currency exchange rates.

We face competition in the biotechnology and pharmaceutical industries.

     We can provide no assurance that we will be able to compete successfully against the competitive forces in developing our products and product candidates.

     We face intense competition from academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies, including other drug delivery companies. Some of these competitors are also our collaborative partners. These competitors are working to develop and market other drug delivery systems, pharmaceutical products, vaccines and other methods of preventing or reducing disease, and new small-molecule and other classes of drugs that can be used without a drug delivery system.

     There are other companies developing extended-release drug delivery systems and pulmonary delivery systems. In many cases, there are products on the market or in development that may be in direct competition with our products or product candidates. In addition, we know of new chemical entities that are being developed that, if successful, could compete against our product candidates. These chemical entities are being designed to work differently than our product candidates and may turn out to be safer or to be more effective than our product candidates. Among the many experimental therapies being tested in the United States and Europe, there may be some that we do not now know of that may compete with our drug delivery systems or product candidates. Our collaborative partners could choose a competing drug delivery system to use with their drugs instead of one of our drug delivery systems.

     Many of our competitors have much greater capital resources, manufacturing, research and development resources and production facilities than we do. Many of them also have much more experience than we do in preclinical testing and clinical trials of new drugs and in obtaining FDA and foreign regulatory approvals.

     Major technological changes can happen quickly in the biotechnology and pharmaceutical industries, and the development by competitors of technologically improved or different products or drug delivery technologies may make our product candidates or platform technologies obsolete or noncompetitive.

     Further, our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any product candidates that we develop will depend on a number of factors, including:

•	demonstration of their safety and clinical efficacy;

•	their cost-effectiveness;

•	their potential advantage over alternative treatment methods;

•	the marketing and distribution support they receive; and

•	reimbursement policies of government and third-party payors.

     Our product candidates, if successfully developed and approved for commercial sale, will compete with a number of drugs and therapies currently manufactured and marketed by major pharmaceutical and other biotechnology companies. Our product candidates may also compete with new products currently under development by others or with products which may cost less than our product candidates. Physicians, patients, third-party payors and the medical community may not accept or utilize any of our product candidates that may be approved. If our products do not achieve significant market acceptance, our business and financial condition will be materially adversely affected.

We may not be able to retain our key personnel.

     Our success depends on the services of key employees in executive, research and development, manufacturing and regulatory positions. The loss of the services of key employees could have a material adverse effect on our business.

If we issue additional common stock, you may suffer dilution of your investment and a decline in stock price.

     As discussed above under “We will need to spend substantial funds to become profitable,” we may issue additional equity securities or securities convertible into equity securities to raise funds, thus reducing the ownership share of the current holders of our common stock, which may adversely affect the market price of the common stock. In addition, we were obligated, at September 30, 2003, to issue 14,248,312 shares of common stock upon the vesting and exercise of stock options and vesting of stock awards, 9,978 shares of common stock issuable upon conversion of the 3.75% Subordinated Notes, 2,186,589 shares of common stock issuable upon conversion of the Convertible Preferred Stock and 9,025,275 shares of common stock issuable upon conversion of the 2 1/2% Convertible Senior Subordinated Notes. Any of our shareholders could sell all or a large number of their shares, which could adversely affect the market price of our common stock.

Our common stock price is highly volatile.

     The realization of any of the risks described in these “Risk Factors” or other unforeseen risks could have a dramatic and adverse effect on the market price of our common stock. Additionally, market prices for securities of biotechnology and pharmaceutical companies, including ours, have historically been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons that were unrelated to the operating performance of any one company. In particular and in addition to circumstances described elsewhere under “Risk Factors,” the following factors can adversely affect the market price of our common stock:

•	non-approval or set-backs in development of our product candidates and success of our research and development programs;

•	public concern as to the safety of drugs developed by us or others;

•	announcements of issuances of common stock or acquisitions by Alkermes;

•	developments of our corporate partners;

•	announcements of technological innovations or new therapeutic products or drug delivery methods by us or others;

•	changes in government regulations or policies or patent decisions; and

•	general market conditions.

We may encounter difficulties integrating future acquisitions.

     We have in the past and may again acquire novel technologies, compounds or the rights to certain products through acquisitions of such technologies and intellectual property rights or through the acquisition of businesses or companies. We cannot assure you that any such future acquisition will be completed, successfully integrated with our current businesses, will achieve revenues or will be profitable. We may have difficulty assimilating the operations, technology and personnel of any acquired businesses.

     If we make significant acquisitions for stock consideration, the current holders of our common stock may be significantly diluted. If we make significant acquisitions for cash consideration, we may be required to use a substantial portion of our available cash.

Anti-takeover provisions may not benefit shareholders.

     We are a Pennsylvania corporation and Pennsylvania law contains strong anti-takeover provisions. In February 2003, our board of directors adopted a shareholder rights plan. The shareholder rights plan provides for a dividend of one preferred share purchase right on each outstanding share of our common stock. Each right entitles shareholders to buy 1/1000th of a share of our Series A Junior Participating Preferred Stock at an exercise price of $80.00. Each right will become exercisable following the tenth day after a person or group announces an acquisition of or commences a tender offer to purchase 15% or more of our common stock. We will be entitled to redeem the rights at $0.001 per right at any time on or before the close of business on the tenth day following acquisition by a person or group of 15% or more of our common stock. The shareholder rights plan and Pennsylvania law could make it more difficult for a person or group to, or discourage a person or group from attempting to, acquire control of us, even if the change in control would be beneficial to shareholders. Our articles of incorporation and bylaws also contain certain provisions that could have a similar effect. The articles provide that our board of directors may issue, without shareholder approval, preferred stock having such voting rights, preferences and special rights as the board of directors may determine. The issuance of such preferred stock could make it more difficult for a third party to acquire us.

Litigation may result in financial losses or harm our reputation and may divert management resources.

     In October and early November 2003, Alkermes and certain of our current and former officers and directors were named as defendants in purported securities class action lawsuits filed in the United States District Court for the District of Massachusetts. These actions were allegedly filed on behalf of purchasers of our common stock during the period April 22, 1999 to July 1, 2002 and generally allege, among other things, that, during such period, the defendants made misstatements to the investing public relating to FDA approval of Risperdal Consta. The complaints seek unspecified damages. This and any other litigation that may be brought against us may result in financial losses, harm our reputation and require the dedication of significant management resources.

Risks Related to the Notes

The notes are subordinated to our senior debt.

     The notes are unsecured and subordinated to our existing and future senior indebtedness, including our existing bank loan and equipment lease financing. As a result of such subordination, in the event of our insolvency, liquidation, reorganization, payment default on senior indebtedness, covenant default on our designated senior indebtedness, or upon acceleration of the notes due to an event of default, we will not be able to make payments on the notes until we have paid in full all of our senior indebtedness. We may, therefore, not have sufficient assets to pay the amounts due on the notes. Neither we nor our subsidiaries are prohibited from incurring debt under the indenture for the notes, including debt senior to, on parity with or subordinate to the notes. If we incur additional debt, our ability to pay amounts due on the notes could be adversely affected. As of September 30, 2003, we had approximately $460,000 of senior indebtedness outstanding. We may also incur additional debt in the future.

Our subsidiaries will not be prohibited from incurring debts in the future that would be senior to the notes.

     The notes are effectively subordinate to all indebtedness and other liabilities of our subsidiaries. Substantially all of our operations are conducted through our subsidiaries. Because substantially all of our operations are conducted through subsidiaries, claims from holders of indebtedness of our subsidiaries, as well as claims of regulators and creditors of our subsidiaries, will have priority with respect to the assets and any earnings of such subsidiaries over the claims of creditors of Alkermes, Inc., including you.

     The notes are obligations exclusively of Alkermes, Inc. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

We may not have sufficient funds to repurchase the notes.

     At maturity, the entire outstanding principal amount of the notes will become due and payable by us. We cannot assure you that we will have sufficient funds, or will be able to arrange for financing, to pay the principal amount due. You may require us to repurchase all or any portion of your notes on September 1, 2008, September 1, 2013 and September 1, 2018, each a repurchase date, or upon a repurchase event, including a change in control. We may not have sufficient cash funds to repurchase the notes on a repurchase date or upon a repurchase event. If the repurchase is in connection with a repurchase event, we may elect, subject to certain conditions, to pay the repurchase price in common stock. Any future credit agreements or debt agreements may prohibit us from repaying the repurchase price in either cash or common stock or expressly prohibit the repurchase of the notes upon a change in control or may provide that a change in control constitutes an event of default under that agreement. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to repurchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent to repurchase, or refinance the notes, we would be prohibited from repurchasing the notes. If we were unable to repurchase the notes upon a repurchase date or repurchase event, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under other then-existing debt. In addition, the occurrence of the repurchase event may be an event of default under our other debt. As a result, we would be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

We have substantially increased our indebtedness.

     As a result of the sale of the notes, we incurred $125 million of additional indebtedness. Our other indebtedness is principally comprised of bank financing. We may incur substantial additional indebtedness in the future. The level of our indebtedness among other things, could:

•	make it difficult for us to make payments on the notes;

•	make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to changes in, our business; and

•	make us more vulnerable in the event of a downturn in our business.

     We cannot assure you that we will be able to meet our debt service obligations, including our obligations under the notes.

There may be no active market for the notes.

     There was no trading market for the notes prior to the closing of the notes on August 22, 2003. Since then, the notes were approved for trading on the Portal Market. Although the initial purchaser of the notes has advised us that it intends to make a market in the notes, it is not obligated to make a market in the notes. The initial purchaser could stop making a market at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not last or be active.

We expect the trading price of the notes and the underlying common stock to be highly volatile, which could adversely affect the market price of our notes and underlying common stock.

     The trading price of the notes and the underlying common stock will fluctuate in response to variations in:

•	the factors described under “Risks Related to Alkermes — Our common stock price is highly volatile;”

•	our operating results;

•	announcement by us or our competitors of technological innovations or new products; and

•	general economic and market conditions.

     In addition, stock markets have experienced extreme price volatility in recent years, particularly for biotechnology companies. In the past, our common stock has experienced volatility not necessarily related to announcements of our financial performance. Broad market fluctuations may also adversely affect the market price of our notes and underlying common stock.

If we automatically convert the notes, you should be aware that there is a substantial risk of fluctuation in the price of our common stock from the date we elect to automatically convert to the conversion date.

     We may elect to automatically convert the notes on or prior to maturity if our common stock price has exceeded 150% of the conversion price for at least 20 trading days during a 30-day trading period ending within five trading days prior to the notice of automatic conversion. You should be aware that there is a risk of fluctuation in the price of our common stock between the time when we may first elect to automatically convert the notes and the automatic conversion date. This time period may extend up to 30 calendar days from the time we elect to automatically convert the notes until the conversion date.

WHERE YOU CAN FIND MORE INFORMATION

     Alkermes, Inc. is a reporting company and files annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements, and other information at the Securities and Exchange Commission’s public reference room located at 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available at the Securities and Exchange Commission’s web site at “http://www.sec.gov”. In addition, you can read and copy our filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Alkermes, Inc.
Attn: Investor Relations
88 Sidney Street
Cambridge, MA 02139
www.alkermes.com

     This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

     Our URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s web site is not a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act but prior to the termination of any offering of securities made by this prospectus:

•	Our Annual Report on Form 10-K for the year ended March 31, 2003;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2003 and September 30, 2003;

•	Our Current Reports on Form 8-K dated April 29, 2003 and October 29, 2003; and

•	The description of our common stock under the caption “Item 1. Description of Registrant’s Securities to be Registered” contained in our Registration Statement on Form 8-A dated June 28, 1991, as amended on Form 8-A/A dated January 17, 1997.

     Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Alkermes, Inc., Attn: Investor Relations, 88 Sidney Street, Cambridge, Massachusetts 02139, telephone number (617) 494-0171.

     Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the securities covered by this prospectus.

PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the Nasdaq National Market under the symbol “ALKS.” The following table sets forth, for the calendar periods indicated, the high and low sale prices per share of the common stock as reported on the Nasdaq National Market:

	High	Low

Fiscal year ended March 31, 2002
First Quarter	$37.75	$20.38
Second Quarter	$35.36	$17.39
Third Quarter	$28.90	$18.22
Fourth Quarter	$31.39	$23.67
Fiscal year ended March 31, 2003
First Quarter	$26.65	$14.65
Second Quarter	$10.68	$3.55
Third Quarter	$11.31	$6.00
Fourth Quarter	$9.15	$6.30
Fiscal year ended March 31, 2004
First Quarter	$14.50	$8.74
Second Quarter	$14.67	$10.25
Third Quarter (through November 11, 2003)	$16.24	$11.25

RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods indicated as follows:

	Fiscal Year Ended March 31,					Six Months Ended

	2003	2002	2001	2000	1999	September 30, 2003

Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)	For the fiscal years ended March 31, 2003, 2002, 2001, 2000 and 1999 and for the six months ended September 30, 2003, earnings were insufficient to cover fixed charges by $106,898,000, $61,355,000, $24,137,000, $77,436,000, $48,511,000 and $56,792,000, respectively. For this reason, no ratios are provided.

DESCRIPTION OF NOTES

     Alkermes, Inc. issued the notes under an indenture dated August 22, 2003 between Alkermes, Inc. and U.S. Bank National Association, as notes trustee. The following summarizes the material provisions of the notes and the notes indenture. This summary is subject to and is qualified by reference to all the provisions of the notes and the notes indenture. As used in this description, the words “we,” “us” or “our” do not include any current or future subsidiary of Alkermes, Inc.

General

     We issued $125,000,000 aggregate principal amount of notes.

     The notes are subordinated obligations of Alkermes, Inc. that are subordinate in right of payment as described under “Subordination” below. The notes are convertible into common stock as described under “Conversion by Holders” and “Automatic Conversion” below. The notes were issued in denominations of $1,000 and multiples of $1,000. The notes mature on September 1, 2023 unless earlier converted, redeemed or repurchased.

     The notes bear interest at the rate of 2 1/2% per year. Interest will be paid on March 1 and September 1 of each year, commencing on March 1, 2004, subject to limited exceptions if the notes are converted, redeemed or repurchased prior to the applicable interest payment date. The record dates for payment of interest are February 15 and August 15 of each year.

     Interest will be payable in cash. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     We will pay principal and interest on the notes at the corporate trust office of the notes trustee or at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the office or agency of the notes trustee. At our option, however, we may pay interest by check mailed to your address as it appears in the notes register. However, holders of $2,000,000 or more in principal amount of notes may elect in writing to be paid by wire transfer; provided that any payment to DTC or its nominee will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

     We will not be restricted from paying dividends or repurchasing securities or incurring indebtedness under the notes indenture. The notes indenture has no financial covenants. Holders of the notes are not protected in the event of a highly leveraged transaction or a change in control of Alkermes except as described under “Repurchase at Option of Holders upon a Repurchase Event” below.

     You are not required to pay a service charge for registration or transfer of notes. We may, however, require you to pay any tax or other governmental charge in connection with the transfer. We are not required to exchange or register the transfer of:

•	any note for a period of 15 days before selection for redemption;

•	any note or portion selected for redemption;

•	any note or portion surrendered for conversion;

•	any note or portion surrendered for repurchase but not withdrawn in connection with a repurchase event; or

•	any note or portion tendered for repurchase on September 1, 2008, September 1, 2013 or September 1, 2018, each a repurchase date.

     The notes will be issued:

•	in fully-registered form; and

•	in denominations of $1,000 and multiples of $1,000.

Book-Entry System

Global Security

     The notes were issued in the form of a global security held in book-entry form. Except as noted below under “Certificated Notes,” DTC or its nominee is the sole registered holder of the notes for all purposes under the notes indenture. Owners of beneficial interests in the notes represented by the global security hold these interests pursuant to the procedures and practices of DTC. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests, in accordance with DTC’s procedures and practices. Beneficial owners are not holders, and are not entitled to any rights under the global security or the notes indenture with respect to the global security. We and the trustee may treat DTC as the sole holder and owner of the global security. See “Book-Entry System – The Depository Trust Company.”

Certificated Notes

     Certificated notes may be issued in exchange for notes represented by the global security if DTC no longer serves as the depositary and no successor depositary is appointed by us.

Conversion by Holders

     You may, at your option, convert some or all of your notes at any time prior to maturity into shares of our common stock at a conversion price of $13.85 per share, subject to adjustment upon certain events, which amounts to a conversion ratio of 72.2022 shares of common stock per $1,000 of notes. You may convert notes in denominations of $1,000 and multiples of $1,000; we will not, however, issue fractional shares upon conversion of the notes but will instead make a cash adjustment for any fractional share interest. The conversion price is subject to adjustment as described below. If the notes are called for redemption, the conversion rights on the notes called for redemption will expire at the close of business of the last business day before the redemption date, unless we default in payment of the redemption price. If you have submitted your notes for repurchase after a repurchase event or in connection with a repurchase date, you may only convert your notes if you deliver a withdrawal notice before the close of business on the last business day before the repurchase date.

     If you convert your notes after a record date and prior to the next interest payment date, you will have to pay us interest, unless the notes have been called for redemption or we have issued a notice of an automatic conversion where such redemption or automatic conversion occurs prior to the interest payment date, under the notes indenture. We will pay a cash adjustment for any fractional shares based on the market price of our common stock on the last business day before the conversion date.

     You can convert your notes by delivering the notes to an office or agency of the notes trustee in the Borough of Manhattan, The City of New York, along with a duly signed and completed notice of conversion, a form of which may be obtained from the notes trustee. In the case of a global security,

DTC will effect the conversion upon notice from the holder of a beneficial interest in the global security in accordance with DTC’s rules and procedures. The conversion date will be the date on which the notes and the duly signed and completed notice of conversion are delivered. As promptly as practicable on or after the conversion date, but no later than three business days after the conversion date, we will issue and deliver to the conversion agent certificates for the number of full shares of common stock issuable upon conversion, together with any cash payment for fractional shares. In the event we fail to convert any tendered notes into common stock in accordance with the terms of the notes indenture, the holder may bring an action to enforce its right to convert.

     You will not be required to pay any stamp, transfer, documentary or similar taxes or duties upon conversion but will be required to pay any stamp or transfer tax or duty if the common stock issued upon conversion of the notes is in a name other than your name. Certificates representing shares of common stock will not be issued or delivered unless all stamp or transfer taxes and duties, if any, payable by the holder have been paid.

Adjustment to the conversion price

     The conversion price will be adjusted if:

(1)	we dividend or distribute shares of our common stock to our common shareholders;

(2)	we split, subdivide or combine our common stock;

(3)	we issue rights or warrants to all holders of our common stock to purchase common stock at less than the current market price;

(4)	we dividend or distribute to all holders of our common stock capital stock or evidences of indebtedness or assets, but excluding:

•	dividends, distributions and rights or warrants referred to in (3) above or to be exercised in connection with certain trigger events;

•	dividends and distributions paid exclusively in cash or paid in connection with our liquidation, dissolution or winding up; or

•	capital stock, evidence of indebtedness, cash or assets distributed in a merger or consolidation;

(5)	we make a dividend or distribution consisting exclusively of cash to all holders of common stock. In the event of such a dividend or distribution, we will reduce the conversion price to a price to be determined by multiplying the then current conversion price by the fraction obtained by (i) subtracting the full amount of the dividend or distribution payable to the holder of one share of our common stock from the average closing price of our common stock for the three trading days immediately preceding the ex-dividend date for such dividend or distribution and (ii) dividing the difference obtained in (i) by the average closing price of our common stock for the three trading days immediately preceding the ex-dividend date for such dividend or distribution;

(6)	the purchase of common stock pursuant to a tender offer made by us or any of our subsidiaries involves an aggregate consideration that, together with any cash and the fair market value of any other consideration payable in any other tender offer by us or any of our subsidiaries for common stock expiring within the 12 months preceding such tender offer, exceeds 10% of our market capitalization on the expiration of such tender offer; or

(7)	payment on tender offers or exchange offers by a third party other than Alkermes, Inc. or our subsidiaries if, as of the closing date of the offer, our board of directors does not recommend rejection of the offer. We will only make this adjustment if a tender offer increases the person’s ownership to more than 25% of our outstanding common stock and the payment per share is greater than the current market price of the common stock. We will not make this adjustment if the tender offer is a merger or transaction described below under “Consolidation, Merger or Transfer of Assets.”

     The conversion adjustment provisions apply to the conversion price for both voluntary conversions and automatic conversions.

     Pursuant to our shareholders’ rights plan, the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion.

     If we reclassify our common stock, consolidate, merge or combine with another person or sell or convey our property and assets as an entirety or substantially as an entirety, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, combination, sale or conveyance by a holder of the number of shares of common stock into which the note was convertible immediately prior to the reclassification, consolidation, merger, combination, sale or conveyance. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration. The adjustment will not be made for a consolidation, merger or combination that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

     We are permitted to reduce the conversion price of the notes for limited periods of time, if our board of directors deems it advisable. Any such reduction shall be effective for not less than 20 days. We are required to give at least 15 days’ prior notice of any such reduction. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

     No adjustment in the conversion price of the notes will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments.

Automatic Conversion

We may elect to automatically convert the notes if our stock price hits specific targets.

     We may elect to automatically convert some or all of the notes at any time on or prior to maturity if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days during any consecutive 30-day trading period ending within five trading days prior to the notice of automatic conversion. We refer to this as an “automatic conversion.” The notice of automatic conversion must be given not more than 30 and not less than 20 days prior to the date of automatic conversion.

     If an automatic conversion occurs on or prior to September 1, 2006, we will pay additional interest in cash or, at our option, in shares of our common stock to holders of notes being converted. This additional interest shall be equal to three years’ worth of interest less any interest actually paid or provided for prior to the date of automatic conversion. We will specify in the automatic conversion notice whether we will pay the additional interest in cash or common stock. If we elect to pay the additional interest in shares of our common stock, the shares of common stock will be valued at 97.5% of the average of the closing price of our common stock for each of the five trading days immediately preceding the second trading day preceding the conversion date. We will not issue fractional shares for any additional interest upon conversion but will instead make a cash adjustment for any fractional share interest.

     During the two-year period after the issue date of the notes, we may automatically convert the notes only if a registration statement has been declared effective prior to the date of the notice of automatic conversion and such registration statement remains effective on the date of automatic conversion.

     You will not be required to pay any stamp, transfer, documentary or similar taxes or duties upon conversion but will be required to pay any stamp or transfer tax or duty if the common stock issued upon conversion of the notes is in a name other than your name. Certificates representing shares of common stock will not be issued or delivered unless all stamp or transfer taxes and duties, if any, payable by the holder have been paid.

Optional Redemption

     At any time on or after September 6, 2006, we may redeem some or all of the notes, at our option, upon not less than 20 nor more than 60 days’ prior written notice sent via first class mail, at the redemption prices specified below. The redemption price, expressed as a percentage of the principal amount, is as follows for the periods beginning September 6, 2006:

Period	Redemption Price

September 6, 2006 to August 31, 2007	101.00%
September 1, 2007 to August 31, 2008	100.50%
September 1, 2008 to September 1, 2023	100.00%

     In each case we will also pay accrued and unpaid interest to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay interest to the record holders as of the relevant record date.

     No sinking fund will be provided for the notes, which means that the notes indenture will not require us to redeem or retire the notes periodically. We may not redeem the notes if there is a default under the notes indenture. See “Events of Default and Remedies” below.

Repurchase at Option of the Holder

     You have the right to require us to repurchase the notes for cash on September 1, 2008, September 1, 2013 and September 1, 2018. We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

     The repurchase price payable for a note will be equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. Your right to require us to repurchase notes is exercisable by delivering a written repurchase notice to the paying agent within 20 business days of the repurchase date. The paying agent initially will be U.S. Bank National Association, the notes trustee.

     The repurchase notice must state:

•	if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the notes indenture.

     You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business of the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

     We must give notice of an upcoming repurchase date to all note holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

     Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office, or any other office of the paying agent, prior to, on or at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note, then, on and after the later of the repurchase date or the date such cash is first held the note will cease to be outstanding and all other rights of the note holder will terminate, other than the right to receive the repurchase price upon delivery of the note. This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

     No notes may be repurchased by us at the option of the holders if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date. We may be unable to repurchase the notes if you elect to require us to repurchase the notes pursuant to this provision. If you elect to require us to repurchase the notes we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances. If you elect to require us to repurchase the notes at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent to repurchase, or successfully refinance the notes, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the notes indenture, which might constitute a default under the terms of our other indebtedness. Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

     We will comply with the provisions of Rule 13e-4 and any other rules under the Securities Exchange Act of 1934 that may be applicable. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

Repurchase at Option of Holders upon a Repurchase Event

     If a repurchase event occurs after issuance of the notes, you will have the right, at your option, to require us to repurchase all or any portion of your notes 40 days after we mail holders a notice of the repurchase event. The repurchase price we are required to pay will be equal to 105% of the principal amount of the notes submitted for repurchase, plus accrued and unpaid interest to, but excluding, the repurchase date. If a repurchase date is an interest payment date, we will pay the interest that is due and payable on such date to the record holder on the applicable record date.

     We may pay the repurchase price, at our option, in cash or common stock. If we elect to pay the repurchase price in common stock, the number of shares we deliver will be valued at 95% of the average of the closing price for each of the five trading days immediately preceding the second trading day prior to the repurchase date. We may only pay the repurchase price in common stock if we satisfy conditions provided in the notes indenture.

     A repurchase event will be considered to have occurred if:

•	our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States; or

•	one of the following “change in control” events occurs:

1.	any person or group becomes the beneficial owner of more than 50% of the voting power of our outstanding securities entitled to generally vote for directors;

2.	our shareholders approve any plan or proposal for our liquidation, dissolution or winding up;

3.	we consolidate with or merge into, or participate in a share exchange with any other corporation, partnership, limited liability company or other entity or any other corporation, partnership, limited liability company or other entity merges into us, and, in the case of any such merger, consolidation or share exchange, our outstanding common stock is changed or exchanged into other assets or securities as a result;

4.	we convey, transfer or lease all or substantially all of our assets to any person; or

5.	the continuing directors do not constitute a majority of our board of directors at any time.

     However, a “change in control” will not be deemed to have occurred if:

•	the last sale price of our common stock for any five trading days during the ten trading days immediately before the change in control is equal to at least 105% of the conversion price;

•	in the event of a transaction specified in (1), (3) or (4) above, if our shareholders immediately before such transaction constituting the change in control own, directly or indirectly, immediately following such transaction, at least 51% of the combined voting power of the outstanding voting securities resulting from such change in control in substantially the same proportion as their ownership of the voting stock immediately before such transaction; or

•	in the event of a transaction specified in (3) or (4) above, all of the consideration, excluding cash payments for fractional shares in the transaction constituting the change in control, consists of common stock traded on a United States national securities exchange or quoted on the NASDAQ National Market, and as a result of the transaction the notes become convertible solely into that common stock.

     The term “continuing director” means at any date a member of our board of directors:

•	who was a member of our board of directors on August 15, 2003; or

•	who was nominated or elected by at least a majority of the directors who were continuing directors at the time of the nomination or election or whose election to our board of directors was recommended by at least a majority of the directors who were continuing directors at the time of the nomination or election or by the nominating committee comprised of our independent directors.

     Under the above definition of continuing director, if the current board of directors approved a new director or directors and then resigned, no change in control would occur. The interpretation of the phrase “all or substantially all” used in the definition of change in control would likely depend on the facts and circumstances existing at such time. As a result, there may be uncertainty as to whether or not a sale or transfer of “all or substantially all” of our assets has occurred.

     We will be required to mail holders of notes a notice within 15 days after the occurrence of a repurchase event. The notice must describe, among other things, the repurchase event, the holder’s right to elect repurchase of the notes and the repurchase date. We must deliver a copy of the notice to the notes trustee and cause a copy, or a summary of the notice, to be published in a newspaper of general circulation in New York, New York. You may exercise your repurchase rights by delivering written notice to us and the notes trustee. The notice must be accompanied by the notes duly endorsed for transfer to us. You must deliver the exercise notice on or before the close of business on the thirty-fifth calendar day after the mailing date of the repurchase notice.

     You may require us to repurchase all or any portion of your notes upon a repurchase event. We may not have sufficient cash funds to repurchase the notes upon a repurchase event. We may elect,

subject to certain conditions, to pay the repurchase price in common stock. Certain of our existing debt agreements, as well as future debt agreements, may prohibit us from paying the repurchase price in either cash or common stock. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to repurchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from repurchasing the notes. If we were unable to repurchase the notes upon a repurchase event, it would result in an event of default under the notes indenture. An event of default under the notes indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the repurchase event may be an event of default under our other debt. As a result, we would be prohibited from paying amounts due on the notes under the subordination provisions of the notes indenture.

     The change in control feature may not necessarily afford you with protection in the event of a highly leveraged transaction, a change in control or similar transactions involving us. We could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control but that would increase the amount of our senior indebtedness or other debt. We are not prohibited from incurring senior indebtedness or debt under the notes indenture. If we incur significant amounts of additional debt, this could have an adverse effect on our ability to make payments on the notes.

     In addition, our management could undertake leveraged transactions that could constitute a change in control. The Board of Directors will not have the right under the notes indenture to limit or waive the repurchase right in the event of these types of leveraged transactions. Our requirement to repurchase notes upon a repurchase event could delay, defer or prevent a change of control. As a result, the repurchase right may discourage:

•	a merger, consolidation or tender offer;

•	the assumption of control by a holder of a large block of our shares; and

•	the removal of incumbent management.

     The repurchase feature is not the result of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by us to adopt a series of anti-takeover provisions. We have no present intention to engage in a transaction involving a change of control, although it is possible that we would decide to do so in the future.

     The Securities Exchange Act of 1934 and the Securities and Exchange Commission rules thereunder require the distribution of specific types of information to security holders in the event of issuer tender offers. These rules may apply in the event of a repurchase. We will comply with these rules to the extent applicable.

Subordination

     The notes are unsecured and subordinated to the prior payment in full of all existing and future senior indebtedness as provided in the notes indenture. The notes are pari passu in right of payment with our 3.75% Convertible Subordinated Notes due 2007. Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, payments on the notes will be subordinated to the prior payment in full of all senior indebtedness. If the notes are accelerated following an event of default under the notes indenture, the holders of any senior indebtedness will be entitled to payment in full before the holders of the notes are entitled to receive any payment on the notes.

     We may not make any payments on the notes if:

•	we default in the payment on senior indebtedness beyond any grace period; or

•	any other default occurs and is continuing under any designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity, and we and the trustee receive a notice, known as a payment blockage notice, from a person permitted to give this notice under the notes indenture.

     We may resume making payments on the notes:

•	in the case of a payment default, when the default is cured or waived or ceases to exist; and

•	in the case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after receipt of the payment blockage notice.

     No new period of payment blockage may be commenced unless:

•	365 days have elapsed since our receipt of the prior payment blockage notice; and

•	all scheduled payments on the notes have been paid in full, or the notes trustee or the holders of notes shall not have begun proceedings to enforce the right of the holders to receive payments.

     No default that existed on any senior indebtedness on the date of delivery of any payment blockage notice may be the basis for a subsequent payment blockage notice.

     The term “senior indebtedness” means the principal, premium, if any, and interest on, including bankruptcy interest, and any other payment on the following current or future incurred:

•	indebtedness for money borrowed or evidenced by notes, debentures, bonds or other securities;

•	reimbursement obligations under letters of credit, bank guarantees or bankers’ acceptances;

•	indebtedness under interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts and other similar agreements and arrangements;

•	indebtedness consisting of commitment or standby fees under our credit facilities or letters of credit;

•	obligations under leases required or permitted to be capitalized under generally accepted accounting principles;

•	obligations of the type listed above that have been assumed or guaranteed by us or in effect guaranteed, directly or indirectly, by us through an agreement to purchase; and

•	any amendment, modification, renewal, extension, refunding or deferral of any indebtedness or obligation of the type listed in the bullet points above.

     Senior indebtedness will not include:

•	any indebtedness or amendment or modification that expressly provides that it is subordinate to or is not senior to or is on the same basis as the notes;

•	any indebtedness to any subsidiary;

•	indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business; or

•	the notes.

     If the trustee or any holder of the notes receives any payment or distribution of our assets of any kind on the notes in contravention of any of the terms of the notes indenture, then such payment or distribution will be held by the recipient in trust for the benefit of the holders of senior indebtedness, and will be immediately paid or delivered to the holders of senior indebtedness or their representative or representatives.

     In the event of our insolvency, liquidation, reorganization or payment default on senior indebtedness, we will not be able to make payments on the notes until we have paid in full all of our senior indebtedness. We may, therefore, not have sufficient assets to pay the amounts due on the notes. Neither we nor our subsidiaries are prohibited from incurring debt under the notes indenture. If we incur additional debt, our ability to pay amounts due on the notes could be adversely affected. At June 30, 2003, we had approximately $6.825 million of senior indebtedness. We may also incur additional debt in the future. The subordination provisions will not prevent the occurrence of any default or event of default or limit the rights of any holder of notes to pursue any other rights or remedies with respect to the notes.

     As a result of the subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceedings, holders of the notes may receive less than other creditors on a ratable basis.

Events of Default and Remedies

     The following events constitute “events of default” under the notes indenture:

•	we fail to pay the principal or premium, if any, on any of the notes when due, whether or not prohibited by the subordination provisions of the notes indenture;

•	we fail to pay interest or additional interest or liquidated damages, if any, on the notes when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the notes indenture;

•	we fail to perform any covenant in the notes indenture if such failure continues for 45 days after notice is given in accordance with the notes indenture;

•	we fail to repurchase any notes after a repurchase event or on a repurchase date;

•	we fail to provide timely notice of a repurchase event;

•	we fail or any of our significant subsidiaries fail to make any payment at maturity on any indebtedness, including any applicable grace periods, in an amount in excess of

$7,500,000, and such amount has not been paid or discharged within 30 days after notice is given in accordance with the notes indenture;

•	a default by us or any significant subsidiary on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $7,500,000, without this indebtedness being discharged or the acceleration being rescinded or annulled for 30 days after notice is given in accordance with the notes indenture; or

•	certain events involving bankruptcy, insolvency or reorganization of us or any significant subsidiary.

     The notes trustee is generally required under the notes indenture, within 90 days after its becoming aware of a default, to provide holders written notice of all incurred default. However, the notes trustee may, except in the case of a payment default on the notes, withhold this notice of default if it determines that withholding the notice is in the best interest of the holders.

     If an event of default has occurred and is continuing, the notes trustee or the holders of not less than 25% in principal amount of outstanding notes, may declare the principal and premium, if any, on the notes to be immediately due and payable. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the notes indenture, rescind the acceleration of the principal of and premium, if any, on the notes, other than the payment of principal of the notes that has become due other than because of the acceleration. If an event of default arising from events of bankruptcy, insolvency or reorganization occurs and is continuing with respect to us, all unpaid principal of and accrued interest on the outstanding notes would become due and payable immediately without any declaration or other act on the part of the notes trustee or holders of notes.

     Holders of a majority in principal amount of outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the notes trustee or exercising any trust or power conferred on the notes trustee, subject to specified limitations. Before exercising any right or power under the notes indenture at the direction of the holders, the notes trustee will be entitled to receive from such holders reasonable security or indemnity against any costs, expenses and liabilities that it might incur as a result.

     Before the holder of a note may take any action to institute any proceeding relating to the notes indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

•	the holder must have given the notes trustee written notice of a continuing event of default;

•	the holders of at least 25% of the aggregate principal amount of all outstanding notes must make a written request of the notes trustee to take action because of the default;

•	holders must have offered reasonable indemnification to the notes trustee against the cost, expenses and liabilities of taking action; and

•	the notes trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification.

     These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a note or the right to convert the note in accordance with the notes indenture.

     Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default, except if:

•	we fail to pay the principal of, premium or interest on any note when due;

•	we fail to convert any note into common stock; or

•	we fail to comply with any of the provisions of the notes indenture that would require the consent of the holder of each outstanding note affected.

     We will send the notes trustee annually a statement as to whether we are in default and the nature of any default under the notes indenture.

Consolidation, Merger or Transfer of Assets

     We may not consolidate or merge into another person or sell, lease, convey or transfer all or substantially all of our assets to another person, whether in a single or series of related transactions, unless:

•	either (A) we are the surviving entity, or (B) the resulting entity is a United States corporation, limited liability company, partnership or trust and expressly assumes in writing all of our obligations under the notes and the notes indenture;

•	no default or event of default exists or would occur; and

•	other conditions specified in the notes indenture are satisfied.

Modification and Waiver

     The consent of the holders of a majority in principal amount of the outstanding notes affected is required to make a modification or amendment to the notes indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

•	extend the fixed maturity of any note;

•	reduce the interest rate or extend the time of payment of interest on any note;

•	reduce the principal amount or any premium of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	adversely change our obligation to repurchase any note upon a repurchase event or a repurchase date;

•	adversely change the holder’s right to institute suit for the payment of any note;

•	change the currency in which any note is payable;

•	adversely modify the right to convert the notes;

•	adversely modify the subordination provisions of the notes; or

•	reduce the percentage required to consent to modifications and amendments.

     Under the notes indenture, we may make certain modifications and amendments to the notes indenture without obtaining the prior consent of the holders of the notes.

Satisfaction and Discharge

     We may discharge our obligations under the notes indenture while notes remain outstanding if:

•	all notes will become due in one year or are scheduled for redemption in one year; and

•	we deposit sufficient funds to pay all outstanding notes on their scheduled maturity or redemption date.

Registration Rights of Holders of the Notes

     Under the registration rights agreement between us and the initial purchaser, we generally are required to:

•	file, within 60 days after August 22, 2003, a registration statement covering the resale of the notes and the common stock issuable upon conversion of the notes;

•	use our reasonable best efforts to cause the registration statement to be declared effective as promptly as practicable; and

•	use our reasonable best efforts to keep the registration statement effective until the earlier of the resale of all the transfer restricted securities or two years after the latest date of original issuance.

     When we use the term “transfer restricted securities” in this section, we mean the notes and the common stock issued upon conversion of the notes until the earlier of the following events:

•	the date the note or common stock issued upon conversion has been effectively registered under the Securities Act of 1933 and sold or transferred pursuant to the registration statement; or

•	the date on which the note or common stock issued upon conversion is distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or is saleable pursuant to Rule 144(k) under the Securities Act of 1933; or

•	the date the note or common stock issued upon conversion ceases to be outstanding.

     We are required to pay predetermined liquidated damages if one of the following “registration defaults” occurs:

•	we do not file the registration statement within 60 days after the closing date of this offering;

•	the Securities and Exchange Commission does not declare the registration statement effective within 150 days after the closing date of this offering; or

•	after it has been declared effective and during the period in which we are obligated to keep it effective, the registration statement ceases to be effective or available for more than 90 days in any period of 365 consecutive days.

     If a registration default occurs, liquidated damages initially will accrue (a) for the notes that are transfer restricted securities, at the rate of $.05 per week per $1,000 principal amount of the notes and (b) for any common stock issued on conversion of the notes that are transfer restricted securities, at an equivalent rate based on the conversion price. If the registration default has not been cured within 90 days, the liquidated damages rate will increase by $.05 per week per $1,000 principal amount of the notes that are transfer restricted securities (and an equivalent amount for any common stock issued upon conversion of the notes that are transfer restricted securities) for each subsequent continuing 90-day non-compliance period, up to a maximum rate of $.25 per week per $1,000 principal amount of the notes that are transfer restricted securities (and an equivalent amount for any common stock issued upon conversion of the notes that are restricted securities). Liquidated damages generally will be payable at the same time as interest payments on the notes.

     We may suspend the use of the prospectus, which is a part of the registration statement, in certain circumstances described in the registration rights agreement upon notice to the holders of the transfer restricted securities. We will provide copies of the prospectus and notify registered holders of notes and common stock issued upon conversion when the registration statement is filed and when it becomes effective.

     Under the registration rights agreement, you will be required to deliver a prospectus to purchasers and will be bound by the provisions of the agreement.

Governing Law

     The notes, the notes indenture and the registration rights agreement are governed by the laws of the State of New York.

Concerning the Trustee

     We have appointed the notes trustee as the initial paying agent, conversion agent, registrar and custodian for the notes. We may maintain deposit accounts and conduct other banking transactions with the notes trustee or its affiliates in the ordinary course of business. In addition, the notes trustee and its affiliates may in the future provide banking and other services to us in the ordinary course of their business.

     If the notes trustee becomes one of our creditors, the notes indenture and the Trust Indenture Act of 1939 may limit the right of the notes trustee to obtain payment on or realize on security for its claims. If the notes trustee develops any conflicting interest with the holders of notes or us, it must eliminate the conflict or resign.

BOOK-ENTRY SYSTEM — THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company (“DTC”) acts as depositary for the notes. The certificates representing the notes are in fully registered, global form without interest coupons registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the notes represented by such global notes for all purposes under the notes indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the notes indenture.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds the notes that its participants deposit with DTC. DTC also facilitates the settlement among participants of notes transactions, such as transfers and pledges, in deposited notes through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of notes certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of notes under the DTC system must be made by or through participants, which will receive a credit for the notes on DTC’s records. The beneficial ownership interest of each actual purchaser of each new note is in turn to be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

     To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to participants and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults, and proposed amendments to the notes documents. Beneficial owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

     Payments of the principal of and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We understand that DTC’s practice is to credit participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the notes trustee on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the notes trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or the responsibly of the notes trustee, disbursement of such payments to participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of participants.

     We will send any redemption notices to Cede & Co. We understand that if less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed. We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

     A beneficial owner shall give notice to elect to have its notes purchased or tendered, through its participant, to the notes trustee, and shall effect delivery of such notes by causing the participant to transfer the participant’s interest in the notes, on DTC’s records, to the notes trustee. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by participants on DTC’s records and followed by a book-entry credit of tendered notes to the notes trustee DTC account.

     DTC may discontinue providing its services as notes depositary with respect to the notes at any time by giving reasonable notice to us or the notes trustee. If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed within 90 days, we will issue definitive, certificated original notes in exchange for the global notes.

     The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

SELLING SECURITYHOLDERS

     We originally issued the notes in a transaction exempt from the registration requirements of the Securities Act to the initial purchaser. The initial purchaser reasonably believed that the persons to whom it resold the notes were “qualified institutional buyers” as defined in Rule 144A under the Securities Act. As used in this prospectus, the term selling securityholders includes their transferees, pledgees, donees and their successors. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes and the shares of common stock initially issued or issuable under the notes indenture, if issued.

     The following table sets forth information regarding (1) the beneficial ownership of the notes and the maximum principal amount of the notes that each selling securityholder may offer and (2) the number of shares of common stock that each selling securityholder may sell under this prospectus. Because the selling securityholders may offer all or a portion of the notes and the common stock, if issued, under this prospectus, we cannot estimate the amount of notes or the common stock that the selling securityholders will hold upon termination of any sale. The following table is based upon information furnished to us by the selling securityholders, unless otherwise indicated.

			Number of Shares of
	Principal Amounts		Common Stock Issued
	of Notes		Upon Conversion of	Percentage of
Name of	Beneficially Owned	Percentage	the Notes that May	Common Stock
Selling Securityholder	and Offered	of Notes Outstanding	be Offered(1)	Outstanding (2)

Advent Convertible Master (Cayman) LP	$4,095,000	3.3%	295,668	*

Alpha U.S. Sub Fund 4 LLC	$183,000	*	13,213	*

Barclays Global Investor Equity Hedge Fund II	$29,000	*	2,093	*

Context Convertible Arbitrage Fund, LP	$800,000	*	57,761	*

Context Convertible Arbitrage Offshore, LTD	$1,200,000	*	86,642	*

DKR Saturn Event Driven Holding Fund LTD	$500,000	*	36,101	*

Delaware PERS	$1,875,000	1.5%	135,379	*

Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock Fund	$6,500,000	5.2%	469,314	*

F.R. Convt. Sec. Fn	$180,000	*	12,996	*

Gaia Offshore Master Fund Ltd.	$2,400,000	1.9%	173,285	*

Grace Convertible Arbitrage Fund, LTD	$3,500,000	2.8%	252,707	*

HFR Arbitrage Fund	$198,000	*	14,296	*

Highbridge International LLC	$35,000,000	28.0%	2,527,077	2.8%

ICI American Holdings Trust	$425,000	*	30,685	*

KD Convertible Arbitrage Fund L.P.	$2,000,000	1.6%	144,404	*

Langley Partners, L.P.	$2,500,000	2.0%	180,505	*

			Number of Shares of
	Principal Amounts		Common Stock Issued
	of Notes		Upon Conversion of	Percentage of
Name of	Beneficially Owned	Percentage	the Notes that May	Common Stock
Selling Securityholder	and Offered	of Notes Outstanding	be Offered(1)	Outstanding (2)

Linden Advisors (3)	$2,500,000	2.0%	180,505	*

Lyxor	$486,000	*	35,090	*

Lyxor/Gaia II Fund Ltd.	$600,000	*	43,321	*

Millenco, L.P.	$2,000,000	1.6%	144,404	*

MPM Bioequities Fund GMBH & Co. KG	$50,000	*	3,610	*

MPM Bioequities Master Fund LP	$4,950,000	4.0	357,400	*

Pandora Select Partners, LP	$1,000,000	*	72,202	*

Polaris Vega Fund, L.P.	$2,250,000	1.8%	162,455	*

Prudential Insurance Co. of America	$115,000	*	8,303	*

Relay 3 Asset Holdings	$31,000	*	2,238	*

Scorpion Offshore Investment Fund Ltd.	$178,000	*	12,851	*

SP Holdings LTD	$31,000	*	2,238	*

Standard Global Equity Partners LP	$763,000	*	55,090	*

Standard Global Equity Partners SA LP	$298,000	*	21,516	*

Standard Global Equity Partners II LP	$30,000	*	2,166	*

Standard Pacific Capital Offshore Fund LTD	$2,517,000	2.0%	181,732	*

Standard Pacific MAC 16 LTD	$123,000	*	8,880	*

Sunrise Partners Limited Partnership	$10,250,000	8.2%	740,072	*

Syngenta AG	$320,000	*	23,104	*

Tag Associates	$38,000	*	2,743	*

Tribeca Investments, Ltd.	$16,500,000	13.2%	1,191,336	1.3%

U.S. Bancorp Piper Jaffray Inc.	$13,500,000	10.8%	974,729	1.1%

UBS O’Connor	$2,000,000	1.6%	144,404	*

Wachovia Securities International Ltd.	$6,000,000	4.8%	433,213	*

Whitebox Convertible Arbitrage Partners, LP	$11,000,000	8.8%	794,224	*

Zeneca Holdings Trust	$585,000	*	42,238	*

*	Less than 1%.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of approximately 72.2022 shares of our common stock for each $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes – Conversion by Holders.” As a result, the amount of common stock issuable upon conversion of notes may increase or decrease in the future.

(2)	Assumes that the outstanding common stock is 89,003,737.

(3)	This information was taken from the Non-Objecting Beneficial Holders (“NOBO”) list furnished to us by ADP.

PLAN OF DISTRIBUTION FOR THE RESALE OF THE SECURITIES

     A selling securityholder may from time to time, in one or more transactions, sell all or a portion of the securities in negotiated transactions, in underwritten transactions or otherwise or, with respect to the common stock, on the Nasdaq National Market, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the securities from time to time will be determined by a selling securityholder, and, with respect to the common stock, at the time of such determination, may be higher or lower than the market price of our common stock on the Nasdaq National Market. The securities may be sold directly or through broker-dealers acting as principal or agent. The methods by which the securities may be sold include:

•	a block trade in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	privately negotiated transactions.

     In effecting sales, brokers or dealers engaged by a selling securityholder may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from a selling securityholder as applicable, in amounts to be negotiated immediately prior to the sale. A selling securityholder and any underwriters, dealers or agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by a selling securityholder and any commissions received by any broker-dealers may be deemed to be underwriting commissions under the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

     Additionally, in connection with the sale of the securities, a selling securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling securityholder. A selling securityholder may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. A selling securityholder may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the securities so loaned or upon a default may sell or otherwise transfer the pledged securities.

     When a selling securityholder elects to make a particular offer of securities, we will distribute a prospectus supplement, if required, that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from a selling securityholder, as applicable, and any other required information.

     In order to comply with the securities laws of certain states, if applicable, the securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     We also have agreed to indemnify the selling securityholders in certain circumstances, against certain liabilities arising under the Securities Act. Each selling securityholder has agreed to indemnify us and our directors and officers who sign the registration statement against certain liabilities, including liabilities arising under the Securities Act.

     We have agreed to pay all costs and expenses relating to the registration of the securities (other than fees and expenses, if any, of counsel or other advisors to the selling securityholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the securities will be borne by the selling securityholder selling such shares.

     All references to selling securityholders in this section of the prospectus shall also be deemed to include any transferees, assignees and pledgees of the selling securityholders.

LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for Alkermes by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania. Morris Cheston, Jr., Secretary of Alkermes and of Alkermes Controlled Therapeutics, Inc., Alkermes Controlled Therapeutics Inc. II, and ADC II, all of which are wholly owned subsidiaries of Alkermes, and Jennifer L. Miller, Secretary of Alkermes Investments, Inc., a wholly owned subsidiary of Alkermes, are partners in the law firm of Ballard Spahr Andrews & Ingersoll, LLP.

EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Alkermes, Inc. Annual Report on Form 10-K for the year ended March 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Reliant Pharmaceuticals, LLC as of and for the year ended December 31, 2002, incorporated in this Registration Statement and Prospectus by reference from Alkermes, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Reliant as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001, incorporated by reference into this prospectus, have been audited by Arthur Andersen LLP, independent auditors. Because Arthur Andersen LLP has ceased conducting business, we have been unable to obtain Arthur Andersen LLP’s written consent to use their report on such financial statements in this Registration Statement. Accordingly, we have omitted Arthur Andersen LLP’s consent in reliance upon Rule 437a under the Securities Act, which permits us to dispense with the requirement to file the written consent of Arthur Andersen LLP under the circumstances. Since Arthur Andersen LLP has not consented to the use of their report in this Registration Statement, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements of Reliant audited by Arthur Andersen LLP or for any omission to state a material fact required to be stated in those financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the amounts of expenses attributed to the issuance of the securities offered pursuant to this Registration Statement which shall be borne by Alkermes, Inc. All of the expenses listed below, except the SEC registration fee and the Nasdaq Listing Fee, represent estimates only.

SEC registration fee	$10,113
Nasdaq listing fee	22,500
Printing and engraving expenses	20,000
Accounting fees and expenses	60,000
“Blue Sky” fees and expense (including legal fees)	1,000
Legal fees and expenses	60,000
Miscellaneous fees and expenses	6,387

Total	$180,000

Item 15. Indemnification of Directors and Officers.

     Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988, as amended, permits, and in some cases requires, the indemnification of officers, directors and employees of the Registrant. Section 5.1 of the Registrant’s bylaws provides that the Registrant shall indemnify any director or officer of the Registrant against expenses (including legal fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by him or her, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against him or her, including actions or suits by or in the right of the Registrant, by reason of the fact that he or she is or was a director or officer of the Registrant or any of its subsidiaries or acted as a director or officer or in any other capacity on behalf of the Registrant or any of its subsidiaries or is or was serving at the request of the Registrant as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     Section 5.2 of the Registrant’s bylaws provides that the Registrant will pay the expenses (including attorneys’ fees and disbursements) actually and reasonably incurred in defending a proceeding on behalf of any officer or director entitled to indemnification in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such officer or director is not entitled to be indemnified by the Registrant as authorized. The financial ability of such officer or director to make such repayment shall not be prerequisite to the making of an advance.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits:

3.1	Third Amended and Restated Articles of Incorporation as filed with the Pennsylvania Secretary of State on June 7, 2001. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Report on Form 10-K for the fiscal year ended March 31, 2001.)
3.1(a)	Amendment to Third Amended and Restated Articles of Incorporation as filed with the Pennsylvania Secretary of State on December 16, 2002 (2002 Preferred Stock Terms). (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 16, 2002.)
3.1(b)	Amendment to Third Amended and Restated Articles of Incorporation as filed with the Pennsylvania Secretary of State on May 14, 2003 (included as Exhibit A to Exhibit 4.6.)
3.2	By-Laws of Alkermes, Inc., as amended, effective as of February 11, 2001. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Report on Form 10-K for the fiscal year ended March 31, 2001.)
4.1	Specimen of Common Stock Certificate of Alkermes, Inc. (Incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 33-40250).)
4.2	Specimen of Non-Voting Common Stock Certificate of Alkermes, Inc. (Incorporated by reference to Exhibit 4.4 to the Registrant’s Report on Form 10-K for the fiscal year ended March 31, 1999.)
4.3	Specimen of 2002 Preferred Stock Certificate of Alkermes, Inc. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K filed on December 13, 2002.)
4.4	Indenture, dated as of February 18, 2000, between Alkermes, Inc. and State Street Bank and Trust Company, as Trustee. (3.75% Subordinated Notes) (Incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-3, as amended (File No. 333-31354).)
4.5	Form of 3.75% Subordinated Note (included in Exhibit 4.4.)
4.6	Rights Agreement, dated as of February 7, 2003, as amended, between Alkermes, Inc. and EquiServe Trust Co., N.A., as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-A filed on May 2, 2003.)
4.7»	Indenture, dated August 22, 2003, between Alkermes, Inc. and U.S. Bank National Association, as Trustee (2 1/2% Subordinated Notes.)
4.8»	Form of 2 1/2% Subordinated Note (included in Exhibit 4.7.)
5.1»	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

12.1#	Computation of Ratio of Earnings to Fixed Charges.

23.1#	Independent Auditors’ Consent of Deloitte & Touche, LLP.

23.2#	Consent of Ernst & Young LLP.

23.3»	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
24.1»	Power of Attorney (included in signature page)
25.1»	Form T-1 Statement of Eligibility and Qualification of Trustee.

»	Previously filed
#	Filed herewith

*	Confidential status has been granted for certain portions thereof pursuant to a Commission Order granted August 19, 1999. Such provisions have been filed separately with the Commission.

**	Confidential status has been granted for certain portions thereof pursuant to a Commission Order granted September 27, 2001. Such provisions have been filed separately with the Commission.

***	Confidential status has been granted for certain portions thereof pursuant to a Commission Order granted September 3, 1996. Such provisions have been filed separately with the Commission.

§	Confidential status has been granted for certain portions thereof pursuant to a Commission Order granted September 16, 2002. Such provisions have been separately filed with the Commission.

+	Constitutes a management contract or compensatory plan required to be filed as an Exhibit to this Report pursuant to Item 14(c) of Form 10-K.

Item 17. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on November 14, 2003.

ALKERMES, INC.

By: /s/ Richard F. Pops Richard F. Pops, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Michael A. Wall	Director and Chairman of the Board	November 14, 2003

/s/ Richard F. Pops Richard F. Pops	Director and Chief Executive Officer (Principal Executive Officer)	November 14, 2003

/s/ James M. Frates James M. Frates	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 14, 2003

* Floyd E. Bloom	Director	November 14, 2003

* Robert A. Breyer	Director	November 14, 2003

* Gerri Henwood	Director	November 14, 2003

* Paul J. Mitchell	Director	November 14, 2003

* Alexander Rich	Director	November 14, 2003

* Paul Schimmel	Director	November 14, 2003

*By: /s/ James M. Frates James M. Frates, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.

3.1	Third Amended and Restated Articles of Incorporation as filed with the Pennsylvania Secretary of State on June 7, 2001. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Report on Form 10-K for the fiscal year ended March 31, 2001.)
3.1(a)	Amendment to Third Amended and Restated Articles of Incorporation as filed with the Pennsylvania Secretary of State on December 16, 2002 (2002 Preferred Stock Terms). (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 16, 2002.)
3.1(b)	Amendment to Third Amended and Restated Articles of Incorporation as filed with the Pennsylvania Secretary of State on May 14, 2003 (included as Exhibit A to Exhibit 4.6.)
3.2	By-Laws of Alkermes, Inc., as amended, effective as of February 11, 2001. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Report on Form 10-K for the fiscal year ended March 31, 2001.)
4.1	Specimen of Common Stock Certificate of Alkermes, Inc. (Incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 33-40250).)
4.2	Specimen of Non-Voting Common Stock Certificate of Alkermes, Inc. (Incorporated by reference to Exhibit 4.4 to the Registrant’s Report on Form 10-K for the fiscal year ended March 31, 1999.)
4.3	Specimen of 2002 Preferred Stock Certificate of Alkermes, Inc. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K filed on December 13, 2002.)
4.4	Indenture, dated as of February 18, 2000, between Alkermes, Inc. and State Street Bank and Trust Company, as Trustee. (3.75% Subordinated Notes) (Incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-3, as amended (File No. 333-31354).)
4.5	Form of 3.75% Subordinated Note (included in Exhibit 4.4.)
4.6	Rights Agreement, dated as of February 7, 2003, as amended, between Alkermes, Inc. and EquiServe Trust Co., N.A., as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-A filed on May 2, 2003.)
4.7»	Indenture, dated August 22, 2003, between Alkermes, Inc. and U.S. Bank National Association, as Trustee (2 1/2% Subordinated Notes.)
4.8»	Form of 2 1/2% Subordinated Note (included in Exhibit 4.7.)
5.1»	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

12.1#	Computation of Ratio of Earnings to Fixed Charges.

23.1#	Independent Auditors’ Consent of Deloitte & Touche, LLP.

23.2#	Consent of Ernst & Young LLP.
23.3»	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
24.1»	Power of Attorney (included in signature page)
25.1»	Form T-1 Statement of Eligibility and Qualification of Trustee.
»	Previously filed
#	Filed herewith

*	Confidential status has been granted for certain portions thereof pursuant to a Commission Order granted August 19, 1999. Such provisions have been filed separately with the Commission.

**	Confidential status has been granted for certain portions thereof pursuant to a Commission Order granted September 27, 2001. Such provisions have been filed separately with the Commission.

***	Confidential status has been granted for certain portions thereof pursuant to a Commission Order granted September 3, 1996. Such provisions have been filed separately with the Commission.

§	Confidential status has been granted for certain portions thereof pursuant to a Commission Order granted September 16, 2002. Such provisions have been separately filed with the Commission.

+	Constitutes a management contract or compensatory plan required to be filed as an Exhibit to this Report pursuant to Item 14(c) of Form 10-K.